Exhibit 99.1

Cincinnati Bell Inc. Completes Acquisition of OnX Enterprise Solutions,
Creates Hybrid IT Solutions Provider with CBTS

Together, OnX and CBTS boast a unique hosted and managed services portfolio

Enhances CBTS’s strategy to focus on growing
network communications and enterprise IT services

Positions combined company to capitalize on significant market opportunities presented by UCaaS, cloud, security, and infrastructure needs

CINCINNATI, October 2, 2017 – Cincinnati Bell Inc. (NYSE:CBB) today announced the Company has completed its $201 million acquisition of OnX Enterprise Solutions. The combination of CBTS and OnX brings meaningful scale, service and product offerings, free cash flow generation, and client diversification, supporting CBTS’s transformation to a hybrid IT solutions provider.

The transaction will expand CBTS’s footprint by providing access to additional sales offices and data centers, significantly increasing CBTS’s presence in the U.S. and Canada.

Leigh Fox, President and Chief Executive Officer of Cincinnati Bell, said, “The completion of this acquisition is an exciting day for Cincinnati Bell and our enterprise IT services business, CBTS. The combination of OnX and CBTS will create a full-service IT solutions portfolio boasting a unique pairing of hosted and managed IT services.”

The combined company will be well-positioned to capitalize on significant market opportunities presented by clients’ migration to cloud services, including the roughly $250 billion expected to be spent globally on cloud services in 2017. Together, OnX and CBTS have a dramatically strengthened North American platform that will allow the combined company to service larger accounts, including multiple existing Fortune 500 clients, as it leverages an expanded footprint and deep industry and market knowledge in the U.S. and Canada.

The combined company’s enhanced capabilities include managed cloud computing and data center services, and end-to-end communications services with subject matter expertise in support of sales, installation, operation, and maintenance.

Scott Seger, President of CBTS, said, “We are excited to have OnX’s talented team join the CBTS family and look forward to the opportunities ahead as we go to market with our combined platform as a hybrid IT solutions provider. The combined company will have a truly differentiated offering for clients and will set us apart in a competitive industry. Further, our enhanced scale will give us the financial flexibility to make strategic investments in the business, including new products, services, and people to ensure CBTS continues to provide industry-leading solutions to clients.”

In connection with the completion of this transaction, Cincinnati Bell entered into new senior secured credit facilities, comprised of a five-year $200 million senior secured revolving credit facility and a seven-year $600 million senior secured term loan facility.

Cautionary Statement Concerning Forward-Looking Statements

This communication and the documents incorporated by reference herein may contain “forward looking” statements, as defined in federal securities laws including the Private Securities Litigation Reform Act of 1995, which are based on our current expectations, estimates, forecasts and projections. Statements that are not historical facts, including statements about the beliefs, expectations and future plans and strategies of the Company, are forward-looking statements. Actual results may differ materially from those expressed in any forward-looking statements. The following important factors, among other things, could cause or contribute to actual results being materially and adversely different from those described or implied by such forward-looking statements including, but not limited to: those discussed in this communication; we operate in highly competitive industries, and customers may not continue to purchase products or services, which would result in reduced revenue and loss of market share; we may be unable to grow our revenues and cash flows despite the initiatives we have implemented; failure to anticipate the need for and introduce new products and services or to compete with new technologies may compromise our success in the telecommunications industry; our access lines, which generate a significant portion of our cash flows and profits, are decreasing in number and if we continue to experience access line losses similar to the past several years, our revenues, earnings and cash flows from operations may be adversely impacted; our failure to meet performance standards under our agreements could result in customers terminating their relationships with us or customers being entitled to receive financial compensation, which would lead to reduced revenues and/or increased costs; we generate a substantial portion of our revenue by serving a limited geographic area; a large customer accounts for a significant portion of our revenues and accounts receivable and the loss or significant reduction in business from this customer would cause operating revenues to decline and could negatively impact profitability and cash flows; maintaining our telecommunications networks requires significant capital expenditures, and our inability or failure to maintain our telecommunications networks could have a material impact on our market share and ability to generate revenue; increases in broadband usage may cause network capacity limitations, resulting in service disruptions or reduced capacity for customers; we may be liable for material that content providers distribute on our networks; cyber attacks or other breaches of network or other information technology security could have an adverse effect on our business; natural disasters, terrorists acts or acts of war could cause damage to our infrastructure and result in significant disruptions to our operations; the regulation of our businesses by federal and state authorities may, among other things, place us at a competitive disadvantage, restrict our ability to price our products and services and threaten our operating licenses; we depend on a number of third party providers, and the loss of, or problems with, one or more of these providers may impede our growth or cause us to lose customers; a failure of back-office information technology systems could adversely affect our results of operations and financial condition; if we fail to extend or renegotiate our collective bargaining agreements with our labor union when they expire or if our unionized employees were to engage in a strike or other work stoppage, our business and operating results could be materially harmed; the loss of any of the senior management team or attrition among key sales associates could adversely affect our business, financial condition, results of operations and cash flows; our debt could limit our ability to fund operations, raise additional capital, and fulfill our obligations, which, in turn, would have a material adverse effect on our businesses and prospects generally; our indebtedness imposes significant restrictions on us; we depend on our loans and credit facilities to provide for our short-term financing requirements in excess of amounts generated by operations, and the  availability of those funds may be reduced or limited; the servicing of our indebtedness is dependent on our ability to generate cash, which could be impacted by many factors beyond our control; we depend on the receipt of dividends or other intercompany transfers from our subsidiaries and investments; the trading price of our common shares may be volatile, and the value of an investment in our common shares may decline; the uncertain economic environment, including uncertainty in the U.S. and world securities markets, could impact our  business and financial condition; our future cash flows could be adversely affected if it is unable to fully realize our deferred tax assets; adverse changes in the value of assets or obligations associated with our employee benefit plans could negatively impact shareowners’ deficit and liquidity; third parties may claim that we are infringing upon their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling products; third parties may infringe upon our intellectual property, and we may expend significant resources enforcing our rights or suffer competitive injury; we could be subject to a significant amount of litigation, which could require us to pay significant damages or settlements; we could incur significant costs resulting from complying with, or potential violations of, environmental, health and human safety laws; the timing and likelihood of completion of our proposed acquisition of Hawaiian Telcom, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals for the proposed transaction that could reduce anticipated benefits or cause the parties to abandon the transaction; the possibility that Hawaiian Telcom’s stockholders may not approve the proposed merger; the possibility that competing offers or acquisition proposals for Hawaiian Telcom will be made; the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction; the possibility that the expected synergies and value creation from the proposed transaction involving Hawaiian Telcom and the completed transaction involving OnX will not be realized or will not be realized within the expected time period; the risk that the businesses of the Company and Hawaiian Telcom and OnX will not be integrated successfully; disruption from the proposed transaction involving Hawaiian Telcom and the completed transaction involving OnX making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred; and the possibility that the proposed transaction involving Hawaiian Telcom does not close, including due to the failure to satisfy the closing conditions and the other risks and uncertainties detailed in our filings, including our Form 10-K, with the SEC as well as Hawaiian Telcom’s filings, including its Form 10-K, with the SEC.

These forward-looking statements are based on information, plans and estimates as of the date hereof and there may be other factors that may cause our actual results to differ materially from these forward-looking statements. We assume no obligation to update the information contained in this communication except as required by applicable law.

About Cincinnati Bell

With headquarters in Cincinnati, Ohio, Cincinnati Bell Inc. (NYSE:CBB) provides integrated communications solutions – including local and long distance voice, data, high-speed Internet and video – that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world. In addition, enterprise customers across the United States and Canada rely on CBTS and OnX, wholly-owned subsidiaries, for efficient, scalable office communications systems and end-to-end IT solutions. For more information, please visit www.cincinnatibell.com. The information on Cincinnati Bell’s website is not incorporated by reference in this press release.